Exhibit 99.1

RESMED INC. ANNOUNCES MANAGEMENT CHANGES

SAN DIEGO, California, February 1, 2011 – ResMed Inc. (NYSE: RMD) today announced changes to its management team. Kieran T. Gallahue has resigned his position as Chief Executive Officer and President, and as a director, effective January 28, 2011. The board has appointed Dr. Peter C. Farrell, ResMed’s founder and executive chairman, to serve as interim Chief Executive Officer and President, effective January 28, 2011. Dr. Farrell will also continue to serve as executive chairman of the board of directors. ResMed does not anticipate any material change in strategy or operations as a result of this management change.

Dr. Farrell founded ResMed in June 1989, and has been chairman since that time. He served as Chief Executive Officer from July 1990 until December 2007; from January 2008 Dr. Farrell has been ResMed’s Executive Chairman. He also currently serves as Chairman of the Executive Council of the Division of Sleep Medicine at Harvard Medical School and on faculty advisory boards at the University of California San Diego. Dr. Farrell is also a director of NuVasive, Inc., a NASDAQ-listed company, which develops and markets products for the surgical treatment of spine disorders, and is the non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the Australian Stock Exchange.

Mr. Gallahue will continue as an employee until February 1, 2011. He leaves to become chairman and chief executive officer of another medical technology company. Mr. Gallahue will not receive any severance benefits in connection with his departure.

Dr. Farrell commented, “Kieran’s resignation came as a surprise but we wish him well. During his three years as Chief Executive Officer, he helped build a strong senior management team and I look forward to leading that team as long as is needed. As executive chairman, I remained closely involved with ResMed’s strategy, so stepping back into the CEO role will not be a novelty for me and will ensure continuity for the team. The market for sleep-disordered breathing continues to bring forward enormous opportunities, and I am as excited as I have ever been about ResMed’s future.”

Dr. Gary Pace, ResMed’s lead director commented, “The Board thanks Mr. Gallahue for his contributions during his time with the company, and we wish him well. The board’s succession plan calls for Dr. Farrell to step into the role again as Chief Executive Officer and President for as long as needed; this will take immediate effect. Dr. Farrell thoroughly understands ResMed’s markets and technology and is passionate about ResMed and its people. The board has complete confidence in Dr. Farrell, and the senior management team. We expect a smooth transition. The ResMed board will shortly begin a search for a replacement.”

About ResMed

ResMed is a leading developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.